Exhibit 10.15

EXECUTION VERSION

PRIVILEGED AND CONFIDENTIAL

RENT THE RUNWAY, INC.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is executed as of October 5, 2021, between RENT THE RUNWAY, INC., a Delaware corporation (together with its predecessors and successors, the “Company”), and JENNIFER Y. HYMAN (the “Employee”). This Agreement shall be effective as of the date of closing of the initial public offering of the Company (the “IPO”) or such other date mutually agreed in writing between the parties (such date, the “Effective Date”) and shall amend and restate in its entirety that certain Employment Agreement, dated as of July 6, 2015, by and between the Company and the Employee, as amended by that certain Employment Agreement Amendment, dated as of November 20, 2020 (collectively, the “Original Agreement”).

W I T N E S E T H

WHEREAS, the Company employs, and desires to continue to employ, the Employee as its Co-Founder and Chief Executive Officer;

WHEREAS, the Company and the Employee are currently parties to the Original Agreement; and

WHEREAS, the Company and the Employee desire to amend and restate the Original Agreement on the terms herein provided, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Position; Duties; Term; Place of Employment.

(a) During the Term (as defined below), the Employee shall serve as the Co-Founder and Chief Executive Officer of the Company. In this capacity, the Employee shall have all of the duties and responsibilities customarily rendered by a co-founder and chief executive officer in companies of similar size and nature, and such other duties, authorities and responsibilities as the Company’s Board of Directors (the “Board”) shall designate from time to time that are not inconsistent with the Employee’s position as the Co-Founder and Chief Executive Officer of the Company. Notwithstanding the above, and subject only to the authority of the Board, the Employee shall have final executive decision-making authority over all Company matters. The Employee shall report directly and solely to the Board. In addition, the Employee shall serve as a member of the Board as of the Effective Date and during the Term the Company shall nominate the Employee for a seat on the Board upon the expiration of the Employee’s initial term as a director hereunder and upon the expiration of each subsequent term thereafter.

(b) During the Term, and excluding any periods of vacation and sick leave to which the Employee may be entitled, the Employee shall devote substantially all of the Employee’s business time, energy and skill and the Employee’s reasonable best efforts to the performance of the Employee’s duties with the Company, provided that the foregoing shall not prevent the Employee from (i) serving on the board of directors of a corporation or any other entity the primary business of which is not competitive with the Company, (ii) participating in charitable, civic, educational, professional, community or industry affairs, (iii) managing the Employee’s personal investments and (iv) exploiting the Employee’s personal media rights to the extent permitted by the terms of this Agreement, in each case, so long as such activities in the aggregate do not materially interfere or conflict with the Employee’s duties hereunder or create a fiduciary conflict.

(c) The initial term (the “Initial Term”) of the Employee’s employment hereunder shall commence on the Effective Date and end on the third anniversary of the Effective Date. The Initial Term shall automatically be extended for successive one-year periods (each, an “Extension Term” and, together with the Initial Term, the “Term”), unless either the Employee or the Company gives written notice of non-extension to the other party no later than ninety (90) days prior to the expiration of the then-applicable Term, in which case the Employee’s employment will terminate at the end of the then-applicable Term, subject to earlier termination in accordance with Section 6 hereof. Notwithstanding the foregoing, in the event of the Employee’s voluntary transition (the “Transition”) into the role of (i) Executive Chair of the Board, or (ii) an officer of the Company other than the Chief Executive Officer, then, in each case, this Agreement shall continue in force following the effective date of the Transition through the end of the Fiscal Year (as defined below) in which such Transition occurs and, for the avoidance of doubt, the Employee will be eligible to receive through the end of such Fiscal Year (w) her Salary at the rate in effect immediately prior to the date of the Transaction, (x) annual equity awards that would otherwise be granted to Employee in the ordinary course with respect to such Fiscal Year (to the extent not granted on or prior to the date of the Transition), (y) any Annual Bonus otherwise earned pursuant to the Company’s applicable annual incentive plan or arrangement with respect to the Fiscal Year in which the Transition occurs, regardless of whether such Annual Bonus is paid on or prior to, or following, the end of such Fiscal Year), and (z) in the event of a termination of employment pursuant to Section 6(a)(i) or Section 6(c)(i) prior to the end of such Fiscal Year, the severance benefits payable to Employee pursuant to this Agreement (including, for the avoidance of the doubt, any severance payable on or in connection with a Change of Control) (“Severance”).

Following the end of such Fiscal Year, the terms of this Agreement shall continue to apply to Employee in her role as Executive Chair either pursuant to an amendment to this Agreement or in a new Executive Chair Agreement, as determined by the Compensation Committee of the Board (the “Compensation Committee”) in its discretion; provided, that, notwithstanding the foregoing, the terms related to Salary, Annual Bonus, and Severance (other than the Vesting Acceleration (as defined below), which shall remain in effect following the end of such Fiscal Year in which the Transition occurs) shall be guaranteed only through the end of such Fiscal Year and shall not continue to apply following the end of such Fiscal Year in which the Transition occurs, but may be revised, including pursuant to such amendment to this Agreement or new Executive Chair Agreement.

(d) During the Term, the Employee’s primary office and principal workplace shall be the Company’s executive offices in New York City, subject to necessary travel on the Company’s business.

2. Salary. In consideration of the Employee’s fulfillment of Employee’s duties and responsibilities hereunder, the Company agrees to pay the Employee during the Term a salary (the “Salary”) at an annual rate of $650,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Salary is subject to review no less than annually for possible increase, but not decrease, by the Board or its authorized committee.

3. Annual Bonus. The Employee shall be eligible to receive an annual bonus for each Fiscal Year of the Company (a “Fiscal Year”), or portion of a Fiscal Year, during the Term (the “Annual Bonus”) pursuant to the terms of the Company’s applicable annual incentive plan or arrangement as established by the Compensation Committee in its discretion, as in effect from time to time, which shall not be inconsistent with the terms of this Agreement. With respect to Fiscal Year 2021, the Employee’s target Annual Bonus (the “Target Bonus”) shall be 100% of the Salary as in effect on the last day of the applicable Fiscal Year. The actual Annual Bonus for Fiscal Year 2021 may range from 0% to 150% of such Salary. With respect to each Fiscal Year during the Term following Fiscal Year 2021, the Target Bonus shall be 50% of the Salary as in effect on the last day of the applicable Fiscal Year, with the actual Annual Bonus ranging from 0% to 120% of such Salary (or such higher amount as may be determined by the Compensation Committee). The calculation of the actual Annual Bonus payable to the Employee will be based upon the level of achievement of performance metrics approved by the Board or its authorized committee after consultation with the Employee (and as communicated to the Employee not later than the 90th day of the applicable Fiscal Year). Each earned Annual Bonus shall be paid in cash on the date on which annual bonuses are paid to senior executives of the Company generally, but not later than two and a half months after the end of the Fiscal Year for which the Annual Bonus is awarded, unless the Employee shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

4. Equity Awards.

(a) Incentive Equity Awards. During the Term, the Employee will be eligible to participate in the Company’s equity incentive plan(s) then in effect and receive annual equity awards thereunder, as determined by the Board or the Compensation Committee in its sole discretion and subject to the terms of the Company’s equity incentive plan then in effect and an applicable award agreement.

(b) IPO RSU Award. Effective upon the consummation of the IPO, the Employee shall be granted 67,842 restricted stock units under the Company’s then-current equity plan (the “IPO RSU Award”) subject to the approval of the Board or the Compensation Committee, which shall vest over four (4) years as follows: 25% of the restricted stock units subject to the IPO RSU Award shall vest on the date of grant and 6.25% of the restricted stock units subject to the IPO RSU Award shall vest on each quarterly anniversary of the grant date thereafter, subject to the Employee’s continued service through each applicable vesting date.

The terms of the IPO RSU Award shall be governed by the Rent the Runway, Inc. 2021 Incentive Award Plan (the “2021 Plan”) (or such other plan as may be in effect at the Company for the grant of equity awards) and the applicable award agreement. For the avoidance of doubt, the grant of the IPO RSU Award shall be in satisfaction of, and not in addition to, that certain letter to the Employee, dated as of May 4, 2021, relating to the same matter (the “IPO RSU Letter”).

(c) Terms and Conditions of Equity Awards. The following terms and conditions shall be applicable to any outstanding stock options (“Options”) to purchase shares of the Company’s Class A and/or Class B common stock (“Shares”), restricted Shares and other equity-based incentive awards in the Company, including, without limitation, the IPO RSU Award and that certain Option to purchase 1,017,600 Shares granted to the Employee on March 25, 2021 (in each case to the extent then-outstanding), (collectively, “Equity Awards”) held by the Employee at the applicable time, notwithstanding any contrary provisions in the Rent the Runway, Inc. 2009 Stock Incentive Plan (the “2009 Plan”), the Rent the Runway, Inc. 2019 Stock Incentive Plan (the “2019 Plan” and, together with the 2009 Plan and the 2021 Plan, in each case as may be amended from time to time, the “Equity Plans”) or any award agreement:

(i) The Employee may elect to satisfy the payment of the aggregate exercise price with respect to the exercise of any Option by instructing the Company to withhold a number of Shares otherwise deliverable pursuant to such exercise, rounded up to the nearest whole share, having an aggregate “Fair Market Value” (as such term or similar term is defined in the applicable Equity Plan) at the time of exercise equal to the product of (a) the exercise price per Share of the Option being exercised multiplied by (b) the number of Shares in respect of which the Option is being exercised.

(ii) If the Employee exercises an Option or any other Equity Award is settled pursuant to its terms following the Employee’s termination of employment with the Company by either the Company or the Employee for any reason other than a termination by the Company for “Cause” (as defined below), the Board shall permit the Employee to satisfy the payment of up to the maximum required withholding for federal, state, local or foreign income or employment or other taxes in respect of such exercise or settlement (the “Tax Amount”) by (A) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the Tax Amount, or (B) delivery by the Employee to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the Tax Amount (collectively, the “Sell-to-Cover Election”); provided that the Board may refuse any such Sell-to-Cover Election (I) if doing so would have a material negative impact on the operations or financial position of the Company or where doing so is prohibited under the terms of a financing agreement to which the Company is a party or other legal or contractual restriction applicable to the Employee or the broker, (II) in the case of a market disruption, or (III) in order to comply with rules governing order execution priority on the national exchange where the Shares may be traded. In the event that, in accordance with the proviso to the preceding sentence, the Board does not permit the Employee to satisfy the payment of the Tax Amount by the Sell-to-Cover Election, then notwithstanding anything to the contrary in this Agreement, the applicable Equity Plan or the applicable award agreement, the Employee may elect to withdraw such exercise of any Option and, in that event, the applicable Option shall remain outstanding and exercisable through the earlier of (x) the expiration of the original full term of such Option, (y) the one-year anniversary of the date that the Shares underlying such Option become publicly-traded and (z) the date such Option is terminated pursuant to the terms of the applicable Equity Plan or award agreement thereunder.

(iii) Upon a Change of Control (as defined below), all Equity Awards held by the Employee immediately prior to the Change of Control shall, to the extent not vested, become immediately vested and, if applicable, exercisable, other than in respect of such Equity Awards (or portions thereof) which are assumed or substituted by the Company’s successor with awards conferring the right to purchase or receive, with respect to the Shares subject to the portion of the Equity Award assumed or substituted, shares of the Company’s successor substantially equal in economic value to the consideration (whether stock, cash, or other securities or property) received in the Change of Control by holders of Shares on the effective date of the Change of Control and with terms and conditions (including, without limitation, vesting terms) no less favorable to the Employee in any respect than the associated Equity Awards (such assumed or substituted awards, “Post-COC Equity Awards”). Any Post-COC Equity Awards shall remain outstanding following the Change of Control subject to their terms and shall, to the extent not vested or, if applicable, exercisable, and notwithstanding the otherwise applicable vesting and, if applicable, exercise terms of such Post-COC Equity Awards, immediately vest and, if applicable, become exercisable upon the earliest of (x) the time determined in accordance with the applicable award agreement or the applicable Equity Plan, (y) the one-year anniversary of the Change of Control if the Employee remains employed by the Company or its successor on such date, and (z) the Employee’s termination of employment by the Company or its successor without Cause, by the Employee for Good Reason or due to the Employee’s death or Disability.

(iv) For the avoidance of doubt, in the event of any conflict between the terms of this Agreement and the terms of any award agreements governing the Equity Awards, the terms of this Agreement shall control. In addition, the definitions of “Cause,” “Good Reason,” and “Disability” in any such award agreements shall have the meanings as defined herein.

5. Benefits; Expenses; Indemnification.

(a) The Employee shall be entitled to such benefits and perquisites during the Term as the Company shall make generally available to its senior executives or as otherwise approved from time to time by the Board or its authorized committee; provided, that, in no event shall the Employee be eligible to participate in any severance plan or program of the Company, except as set forth in Sections 4 and 6 of this Agreement.

(b) The Company shall promptly reimburse the Employee for all reasonable travel and other out-of-pocket business expenses incurred by the Employee in connection with the performance of her duties to the Company in accordance with any applicable Company policies.

(c) The Company will indemnify the Employee and hold the Employee harmless to the fullest extent permitted by applicable law and under the by-laws of the Company against, and with respect to, any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees, subject to a standard repayment undertaking), losses and damages resulting from the Employee’s performance of the Employee’s duties and obligations within the scope of the Employee’s employment with the Company.

(d) The Company will provide the Employee with Director’s and Officer’s insurance coverage that is at least as favorable as the coverage provided to other directors and officers of the Company. Such insurance coverage will continue in effect both during the Term and, while potential liability exists, thereafter.

(e) Following the Effective Date, the Company shall engage a professional security consultant, which consultant shall be mutually acceptable to the Employee and the Company (the “Security Consultant”). The Security Consultant shall perform an assessment of the Employee’s personal security considerations in connection with the Employee’s role as Chief Executive Officer of the Company. The Compensation Committee shall review the Security Consultant’s assessment and determine any reasonable security enhancements to be adopted in its good faith discretion. Furthermore, the Employee shall be entitled to data security consulting benefits and equipment with respect to the Employee’s use of electronic Company equipment both at the Employee’s home and while the Employee is traveling.

6. Termination of Employment. The Term shall terminate upon the occurrence of any of the events described in paragraphs (a) through (d) of this Section, with the effects noted therein. In addition, notwithstanding anything in this Agreement to the contrary, upon any such termination, Equity Awards shall be treated in accordance with Section 4(b) hereof and their otherwise applicable terms.

(a) Termination Without Cause; Resignation for Good Reason.

(i) The Company may terminate the Term at any time without “Cause” (as defined below) upon not less than 60 days’ prior written notice to the Employee; provided, however, that, following the delivery of such notice to the Employee, the Company may require the Employee to cease performing services for the Company for the balance of the Term. In addition, the Employee may terminate the Term by resigning for “Good Reason” (as defined below); provided, however, that (X) the Employee shall give the Company not less than 90 days’ prior written notice of such resignation, and (Y) the Company shall be given the opportunity to cure in accordance with Section 6(a)(iv) hereof.

(ii) Upon a termination or resignation described in Section 6(a)(i) hereof, and, in the case of the payments and benefits set forth in subsections (A) through (F) of this Section 6(a)(ii), subject to the Employee’s continued compliance with the restrictive covenants set forth in Section 7 and execution of a written release of claims against the Company and related parties in substantially the form attached hereto as Exhibit A (the “Release”), which Release must be executed by the Employee, returned to the Company and the period within which the Employee may revoke the Release expired no later than 60 days following the date of termination, the Employee shall be entitled to receive the following in consideration of the Release and of the restrictive covenants set forth in Section 7 hereof:

(A) A cash severance payment in an amount equal to two times the sum of (x) the annual rate of Salary in effect immediately prior to such termination or resignation, and (y) the Target Bonus in effect for the Fiscal Year in which such termination or resignation occurs (together, the “Severance Amount”). Subject to Section 11 hereof, the Severance Amount shall be payable: (1) if such termination of employment occurs other than on or within 24 months following a Change of Control, over 24 months (the “Severance Period”) in ratable installments in accordance with the Company’s ordinary payroll practices with the first such payment to be made on the 60th day following the date of termination and with such first payment to include all payments that would have otherwise been made from the date of termination through such first payment date, or (2) if such termination of employment occurs on, or within 24 months following a Change of Control, in a lump sum on the 60th day following the date of termination. To the extent that the Annual Bonus in respect of the Fiscal Year during which the date of termination occurs (determined based on the actual achievement of any applicable Company and/or individual performance objectives) is greater than that Target Bonus with respect to such Fiscal Year, then, together with and in addition to the Severance Amount, an aggregate amount equal to two times the amount of such excess shall be payable to the Employee in equal ratable installments in accordance with the Company’s ordinary payroll practices during the period beginning on the date the amount of such Annual Bonus is determined and ending on the last day of the Severance Period (or, if such termination of employment occurs on, or within 24 months following a Change of Control, such amount shall be payable in a lump sum on the later of (A) the 60th day following the date of termination or (B) the date such bonus would otherwise be payable to the Employee pursuant to the Company’s applicable annual incentive plan or arrangement), in each case subject to Section 11.

(B) To the extent permitted by the Company’s insurance carrier(s), for a period of 18 months following the date of termination (or, if earlier, the first date following the date of termination upon which the Employee is eligible to receive comparable group welfare benefits from a subsequent employer), the Employee shall continue to receive, at the same pre-tax cost to her as applies to the Company’s senior-most executives, the group welfare benefits in effect at the date of termination (or generally comparable coverage) for herself and, where applicable, her spouse and dependents, as the same may be changed from time to time for the senior-most executives of the Company generally, as if the Employee had continued in employment during such period; provided that, to the extent that such coverage is not permitted by the Company’s insurance carrier(s) or applicable law, the Company shall instead reimburse to the Employee for the Employee’s reasonable documented costs of purchasing comparable replacement coverage (the benefits provided pursuant to this paragraph (C), the “Welfare Benefit”). The COBRA health care continuation coverage period under Section 4980B of the Code shall run concurrently with the foregoing 18-month benefit period.

(C) Any Options which are vested at the time of termination (including, without limitation, those which become vested upon termination by virtue of this Agreement) shall remain exercisable through the earlier of (x) the expiration of the original full term of such Option, (y) the later of (I) the fourth anniversary of the date of termination and (II) if applicable, the time determined in accordance with the last sentence of Section 4(c)(ii), and (z) the date such Option is terminated pursuant to the terms of the applicable Equity Plan or award agreement thereunder (the “Extended Exercise Period”).

(D) To the extent such termination or resignation occurs prior to or upon the consummation of a Change of Control, the outstanding and unvested Equity Awards held by the Employee upon such termination that were held by the Employee as of the Effective Date or granted pursuant to this Agreement shall, to the extent not vested, become immediately vested and, if applicable, exercisable (the “Vesting Acceleration”). For the avoidance of doubt, the Vesting Acceleration applies to any such qualifying termination including a resignation for Good Reason, either outside of or as part of a Change of Control, but does not include a termination for Cause or resignation that is not for Good Reason (either outside of or as part of a Change of Control).

(E) The Employee shall receive (i) all Salary earned and duly payable for periods ending on or prior to the date of termination but unpaid as of the date of termination, and payment in respect of all accrued but unused vacation days at her per-business-day rate of Salary in effect as of the date of termination, which amounts shall be paid in cash in a lump sum no later than 10 business days following the date of termination; (ii) all reasonable expenses incurred by the Employee through the date of termination which are reimbursable in accordance with Section 5 hereof, which amount shall be paid in cash within 30 calendar days after the submission by the Employee of receipts; (iii) all Annual Bonuses earned for periods ending on or prior to the date of termination but unpaid as of the date of termination, which amounts shall be paid in cash in a lump sum no later than 60 calendar days following the date of termination, or such later date as may be set forth in any applicable deferral arrangement (“Accrued Annual Bonuses”); and (iv) other or additional vested benefits accrued or arising from the Employee’s participation in any plans, programs, agreements and arrangements of the Company and its affiliates (payable in accordance with the then-applicable terms of such plans, programs, agreements and arrangements, but excluding any severance payments and/or benefits provided under such plans, programs, agreements and arrangements) (such amounts in clauses (i), (ii), (iii) and (iv) together, the “Accrued Obligations”).

(iii) For purposes of this Agreement, “Cause” shall mean (A) conviction of, or the entry of a pleading of guilty to, a felony involving moral turpitude, other than (1) a traffic or driving violation (excluding felony driving under the influence), or (2) relating to domestic violence; (B) intentional and material failure after written notice to perform reasonably assigned duties for the Company, which failure is not cured within 30 days of written notice and which failure has had, or could reasonably be expected to have, a material adverse effect on the Company; (C) engaging in willful and material misconduct directed at the Company, which misconduct has had a material adverse effect on the Company; or (D) a willful breach of any material provision of any written covenant or agreement with the Company which, if curable, is not cured within 30 days of written notice thereof from the Company to the Employee and which breach has had, or could reasonably be expected to have, a material adverse effect on the Company.

No act, or failure to act on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith and without reasonable belief that the Employee’s action or omission was in the best interests of the Company and its affiliates. The Employee shall not be terminated for “Cause” unless reasonable notice is provided to the Employee and the Employee is given an opportunity, together with counsel, to be heard before the Board, and thereafter at least a majority of the Board (excluding the Employee from both the numerator and the denominator) determines by affirmative vote or written consent that the Employee shall be terminated for “Cause;” provided that, any such determination by the Board shall be subject to de novo review by the arbitrator pursuant to the dispute resolution provisions of Section 17 hereof based on the facts thereof.

(iv) For purposes of this Agreement, “Good Reason” shall mean any of the following events that occur without the Employee’s prior written consent: (A) any material diminution of the Employee’s Salary or Target Bonus opportunity, or failure by the Company to grant the IPO RSU Award in connection with the consummation of the IPO; (B) any other material breach of the Agreement by the Company; (C) prior to a Change of Control, the Employee no longer reporting directly to the Board, and on and after a Change of Control, the Employee no longer directly reporting to the person or body having direct authority over the Company analogous to that of the Board prior to the Change of Control; (D) prior to a Change of Control, any change in the Employee’s titles (including Chief Executive Officer and Co-Founder of the Company) or positions, or appointment of another individual to the same or similar titles or positions (provided, that, for the avoidance of doubt, the Employee’s removal as Chair of the Board will not constitute Good Reason unless such removal as Chair is in connection with the Employee’s removal or termination as Chief Executive Officer); (E) after a Change of Control, the Employee no longer being the most senior executive officer whose primary responsibility is for the Company’s business; (F) any material diminution in the Employee’s authorities, duties or responsibilities; (G) relocation of the Employee’s workplace that increases the Employee’s daily commute by more than 35 miles and by 45 minutes or more each way in typical rush hour traffic conditions; or (H) failure of a successor to all or substantially all of the business of the Company to assume the Company’s obligations under the Agreement; provided that, the Employee must notify the Company in writing within 90 calendar days after first becoming aware of an event constituting Good Reason, describing in detail the event claimed to constitute Good Reason, and, unless the Company retracts and/or rectifies the claimed event constituting Good Reason within 30 calendar days following the Company’s receipt of such notice from the Employee (the “Cure Period”), the Employee must terminate employment, if at all, during the 30-day period immediately following the end of the Cure Period. If the Employee does not terminate employment during such 30-day period, the Employee may not terminate employment for Good Reason as a result of such event.

(v) For purposes of this Agreement, “Change of Control” shall mean:

(A) the purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (“Act”) or any comparable successor provisions (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of a majority of either the then-outstanding shares of common stock of the Company (“Outstanding Company Common Stock”) or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (A), the following acquisitions shall not constitute a Change of Control: (1) any acquisition by the Employee or by a Person in which the Employee has a greater than 25% equity interest, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or by any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction that complies with clauses (1), (2) and (3) of subsection (B) of this Section 6(a)(v);

(B) consummation of a reorganization, merger or consolidation or sale of all or substantially all of the assets of the Company (“Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such Business Combination owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, a majority of the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board (as defined below) at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination;

(C) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act) shall be considered as though such person were a member of the Incumbent Board; or

(D) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding anything in the foregoing to the contrary, with respect to compensation (I) that is subject to Section 409A of the Code and (II) for which a Change of Control would accelerate the timing of payment thereunder (including, without limitation, for purposes of Section 6(a)(ii)(A) hereof), the term “Change of Control” shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, each as defined in Section 409A of the Code and authoritative guidance thereunder, but only to the extent inconsistent with the above definition and as necessary to avoid the imposition of tax penalties under Section 409A of the Code, as determined by the Company.

(b) Voluntary Termination.

(i) The Employee may voluntarily terminate the Term without Good Reason upon no less than 60 days’ prior written notice to the Company.

(ii) If the Employee terminates the Term under this Section 6(b), she shall be entitled to the Accrued Obligations (and shall be entitled to no other compensation, bonus, payments or benefits).

(c) Death/Disability.

(i) The Term will terminate automatically upon the Employee’s death while employed by the Company, and the Company may terminate the Term if the Employee has been unable to perform the material duties of her employment for a period of 180 days in any 12-month period because of physical or mental injury or illness, as determined by a physician mutually agreeable to the Employee and the Company; provided that such days shall not include days that the Employee is absent due to taking paid maternity leave of no more than six months consistent with Company policy as in effect as of the date hereof (or any shorter period of time provided under Company policy if Company policy is amended after the Effective Date with the written approval of the Employee) (“Disability”).

(ii) Upon a termination of the Term under this Section 6(c), the Employee shall be entitled to the following (and shall be entitled to no other compensation, bonus, payments or benefits); provided that, in the event of a Termination due to the Employee’s Disability, the Employee’s right to the payments and benefits set forth in subsections (B), (C), (D), and (E) of this Section 6(c)(ii) is subject to the Employee’s execution of a Release, which Release must be executed by the Employee, returned to the Company and the period within which the Employee may revoke the Release expired no later than 60 days following the date of termination:

(A) The Accrued Obligations.

(B) A Target Bonus in respect of the Fiscal Year during which the date of termination occurs, the amount of which shall be equal to the amount of the Target Bonus for such Fiscal Year multiplied by a fraction, the numerator of which is the number of days in such Fiscal Year through the date of such termination and the denominator of which is the number of days in such Fiscal Year, payable on the 60th day following the date of termination (subject to Section 11).

(C) The Extended Exercise Period.

(D) The Vesting Acceleration.

(E) The Welfare Benefit, in the event of Disability only.

(d) Cause.

(i) The Company may terminate the Term at any time for Cause upon written notice to the Employee.

(ii) Upon a termination of the Term under this Section 6(d), the Employee shall be entitled to the Accrued Obligations (and shall be entitled to no other compensation, bonus, payments or benefits).

(e) Notice of Termination. Any termination of the Term by the Company or the Employee shall be communicated by a written notice of termination to the other given in accordance with Section 13 hereof. The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of the Term and the applicable provision hereof, and (iii) specify the termination date in accordance with the requirements of this Agreement.

7. Restrictive Covenants.

(a) Confidentiality. The Employee agrees that the Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Company, either during the Term or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data of the Company, or any of its subsidiaries. The foregoing shall not apply to information that (A) was known to the public prior to its disclosure to the Employee; (B) becomes generally known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee; (C) is general information related to the Employee’s career or general business or lifestyle advice; or (D) the Employee is required to disclose by applicable law, regulation or legal process (provided that the Employee provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its request and expense in seeking a protective order or other appropriate protection of such information). The terms and conditions of this Agreement shall remain strictly confidential, and the Employee hereby agrees not to disclose the terms and conditions hereof to any person or entity, other than immediate family members, legal advisors or personal tax or financial advisors, or, with respect to this Section 7 only, prospective future employers solely for the purpose of disclosing the limitations on the Employee’s conduct imposed by the provisions of this Section 7. Nothing in this Section 7(a) or in Section 7(d) shall prohibit Employee from reporting possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation.

(b) Noncompetition. The Employee acknowledges that the Employee performs services of a unique nature for the Company that are irreplaceable, and that the Employee’s performance of such services to a competing business will result in irreparable harm to the Company. Accordingly, during the Term and for a period of one year (two years if the Employee’s termination of employment occurs on or following a Change of Control) thereafter, the Employee agrees that the Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in the business of the Company or any of its subsidiaries, including renting clothing and fashion accessories (the “Business”). Notwithstanding the foregoing, nothing herein shall prohibit the Employee from (i) participating in any speaking engagement, (ii) writing or otherwise creating any book, article, or other document that relates to Employee’s career, or general business or lifestyle advice, (iii) engaging in the television, video, or music business (in the case of the preceding clauses (i), (ii) and (iii), to the extent that such activity does not directly promote or endorse a product or service that is competitive with the Business), (iv) being a passive owner of not more than 5% of the equity securities of a publicly traded corporation (whether or not engaged in a business that is in competition with the Business), or (v) serving on the board of directors of a corporation or any other entity the primary business of which is not competitive with the Business.

(c) Nonsolicitation; Noninterference.

(i) During the Term and for a period of one year thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid or induce any customer of the Company or any of its subsidiaries to purchase or rent goods or services then sold or rented by the Company or any of its subsidiaries from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such customer.

(ii) During the Term and for a period of one year thereafter, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company or any of its subsidiaries (other than the Employee’s personal assistant) to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or any of its subsidiaries or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its subsidiaries and any of their respective vendors, joint venturers or licensors; provided, however, that the Employee’s establishment of a relationship with any vendor, joint venture or licensor that also has a relationship with the Company shall not in and of itself be deemed to be interference in breach of this clause. An employee, representative or agent shall be deemed covered by clause (B) of the preceding sentence while so employed or retained and for a period of six months thereafter.

(d) Nondisparagement. During the Term and for all periods thereafter, the Employee agrees not to make negative comments or otherwise disparage the Company or any of its subsidiaries or their officers, directors, 10% or more shareholders or products, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and shall instruct her immediate family members, agents and representatives not to do so. During the Term and for all periods thereafter, the Company shall not make negative comments or otherwise disparage the Employee in any manner likely to be harmful to her, her business reputation or her personal reputation, and shall instruct its officers, directors and 10% or more shareholders (to the extent officers, directors, or 10% or more shareholders during the Term) not to do so. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), or the making of truthful statements comparing the products or services of the Company with those of any organization with which the Employee may become associated following the end of the Term, if such association does not otherwise violate this Agreement.

(e) Inventions.

(i) The Employee acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products or developments (“Inventions”), whether patentable or unpatentable, that relate to the Employee’s work with the Company or any of its subsidiaries, made or conceived by the Employee, solely or jointly with others, while performing the Employee’s duties with the Company or any of its subsidiaries, and whether or not made or conceived prior to, on or after the date of this Agreement and prior to termination of the Employee’s service with the Company, shall belong exclusively to the Company (or its designee), whether or not patent or trademark applications are filed thereon; (excluding non-fiction relating to the Employee’s career, or general business or lifestyle advice). The Employee hereby assigns to the Company (in subsection (ii) below) the Inventions, together with the right to file, in the Employee’s name or in the name of the Company (or its designee), applications for patents, trademarks and equivalent rights (whether before, during or subsequent to the Employee’s employment with the Company) (the “Applications”). The Employee will, at any time during and subsequent to the Term, make such Applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions. The Employee will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for its benefit, all without additional compensation to the Employee from the Company, but entirely at the Company’s expense.

(ii) In addition, the Inventions will be deemed “works made for hire,” as such term is defined under the copyright laws of the United States, on behalf of the Company and the Employee acknowledges and agrees that the Company will be deemed to be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Employee. If the Inventions, or any portion thereof, are deemed not to be “works made for hire,” the Employee hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Employee’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) and patent rights underlying the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Employee hereby waives any so-called “moral rights” with respect to the Inventions. The Employee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Employee’s benefit by virtue of the Employee being an employee of or other service provider to the Company.

(f) Reformation. If it is determined by a court of competent jurisdiction in any state or foreign jurisdiction that any restriction in this Section 7 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state or foreign jurisdiction, it is the intention of the parties that such restriction may be modified or amended to render it enforceable to the maximum extent permitted by the laws of that state or foreign jurisdiction.

(g) Tolling. In the event of any violation of the provisions of this Section 7, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 7 in respect of the subject matter of such violation shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(h) Survival of Provisions. The obligations contained in Sections 7 and 8 hereof shall survive the termination or expiration of the Term and shall be fully enforceable thereafter.

8. Cooperation. Upon the receipt of reasonable notice from the Company (including outside counsel), the Employee agrees that during the Term and thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee’s employment with the Company and the Employee is knowledgeable of matters that may be relevant to the Company’s defense against such claims. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket travel, duplicating and telephonic expenses and reasonable attorneys’ fees and charges incurred by the Employee in complying with this Section 8.

9. Equitable Relief and Other Remedies. The Employee acknowledges and agrees that the Company’s remedies at law for a breach of any of the provisions of Section 7 or Section 8 hereof would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance of Section 7 and Section 8 hereof, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

10. Golden Parachute Excise Tax Provisions.

(a) In the event any payments or benefits provided under this Agreement or otherwise, either alone or together with other payments or benefits which the Employee receives or is entitled to receive from the Company or any affiliate (“Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and may be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”) as a result of a transaction affecting the Company described in Section 280G(b)(2)(A)(i) of the Code (a “280G Transaction”) that occurs at any time following the Effective Date, then the Payments shall be reduced to the minimum extent necessary to ensure that no portion of the Payments is subject to the Excise Tax, but only if (i) the net amount of such Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Payments), is greater than or equal to (ii) the net amount of such Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Payments and the amount of the Excise Tax to which the Employee would be subject in respect of such unreduced Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Payments). The Payments shall be reduced in a manner that maximizes the Employee’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A, to the extent applicable, and where two or more economically equivalent amounts are subject to reduction but payable at different times, such amounts payable at the later time shall be reduced first but not below zero.

(b) All determinations required to be made under Section 10(a) hereof shall be made by a public accounting or employee benefits consulting firm with a national practice selected by the Company and which is reasonably acceptable to the Employee (the “Accounting Firm”), as promptly as is practicable upon or following the applicable 280G Transaction affecting the Company. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Employee. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Employee.

11. Section 409A.

(a) This Agreement is intended to be exempt from, or avoid the imposition of a penalty tax under, Section 409A of the Code and, to the extent necessary in order to avoid the imposition of a penalty tax on the Employee under Section 409A of the Code, payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code. Any payments or benefits that are provided upon a termination of employment shall, to the extent necessary in order to avoid the imposition of a penalty tax on the Employee under Section 409A of the Code, not be provided unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. Notwithstanding anything in this Agreement to the contrary, if the Employee is considered a “specified employee” (as defined in Section 409A of the Code), any amounts paid or provided under this Agreement shall, to the extent necessary in order to avoid the imposition of a penalty tax on Employee under Section 409A of the Code, be delayed for six months after Employee’s “separation from service” within the meaning of Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum within 10 calendar days after the end of the six-month period. If the Employee dies during the six-month postponement period prior to the payment of benefits, the payments which are deferred on account of Section 409A of the Code shall be paid to the personal representative of the Employee’s estate within 60 calendar days after the date of the Employee’s death.

(b) For purposes of Section 409A of the Code, each payment under this Agreement shall be treated as a separate payment. In no event may the Employee, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last calendar day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

12. No Assignments.

(a) This Agreement is personal to each of the parties hereto. Except as provided in Section 12(b) hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.

(b) The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

13. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

At the address (or to the facsimile number)

last shown on the records of the Company

If to the Company:

Rent the Runway, Inc.

10 Jay Street

New York, NY 11201

Facsimile: (646) 786-3528

Attention: Secretary

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

14. Section Headings; Inconsistency. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

15. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17. Dispute Resolution. Any action for injunctive relief under Section 9 hereof shall be settled exclusively by a state or federal court located in New York, New York. Except as otherwise provided herein, any other dispute or claim arising under or in connection with this Agreement (including its formation and validity) or the Employee’s employment with the Company shall be settled by arbitration before a single arbitrator in New York, New York in accordance with the national Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrator shall be final and binding upon the parties hereto. Any decision by the arbitrator hereunder may not be appealed to any court or other forum, except to the extent otherwise provided by the applicable law. Nothing herein shall prohibit either party hereto from seeking a temporary restraining order, preliminary injunction or other provisional relief, if in its judgment, such action is necessary to avoid irreparable damage or to preserve the status quo. The arbitrator shall apply applicable law and may not limit, expand, or otherwise modify the terms of this Agreement. Either party hereto may request an in person hearing; absent such request, the arbitrator may decide the claim based on the parties’ written submissions. The arbitrator has no authority to award punitive damages. Any arbitration awards(s) shall be in writing. The parties agree that the arbitration shall be kept confidential, but that judgment on any award may be entered into, and enforced by, any court having jurisdiction. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome, each party shall pay one half of the costs and expenses of the arbitration; in addition, the Company shall reimburse the Employee’s reasonable legal expenses incurred in connection with the arbitration if the Employee substantially prevails on the material issues in the arbitration.

18. Whistleblower Protections and Trade Secrets. Notwithstanding anything to the contrary contained herein, nothing in this Agreement prohibits the Employee from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies). Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in this Agreement: (i) the Employee shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the trade secret to the Employee’s attorney, and may use the trade secret information in the court proceeding, if the Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

19. Compensation Recovery Policy. The Employee acknowledges and agrees that, to the extent the Company adopts any claw-back or similar policy pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or otherwise, and any rules and regulations promulgated thereunder, he or she shall take all action necessary or appropriate to comply with such policy (including, without limitation, entering into any further agreements, amendments or policies necessary or appropriate to implement and/or enforce such policy with respect to past, present and future compensation, as appropriate).

20. Miscellaneous.

(a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director of the Company as may be designated by the Board or its authorized committee.

(b) No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c) This Agreement, together with all exhibits hereto, sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof (including, but not limited to, the Original Agreement, the IPO RSU Letter, the Non-Competition and Non-Solicitation Agreement between the Company and the Employee dated as of December 3, 2019, and the Invention and Non-Disclosure Agreement between the Company and Employee dated as of December 3, 2019).

(d) No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

(e) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to the choice of law principles thereof which could cause the application of the law of any jurisdiction other than the State of New York,

21. Representations. The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms, and (b) the Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing all of the Employee’s duties and obligations hereunder.

22. Legal Fees. The Company will pay all reasonable legal fees and related expenses, up to a maximum of $50,000, incurred in connection with the drafting, negotiation, and execution of this Agreement and the drafting of any related equity documents, in each case, within 30 days following presentation by the Employee of an invoice therefor.

23. Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

RENT THE RUNWAY, INC.

By:	/s/ Andrea Alexander
Name: Andrea Alexander
Title: Chief People Officer, Rent the Runway, Inc.

EMPLOYEE:

/s/ Jennifer Y. Hyman
Jennifer Y. Hyman

[Signature Page to J. Hyman Employment Agreement]

Exhibit A

RELEASE

This Release of Claims (this “Release”) is entered into pursuant to the Employment Agreement, dated as of October 5, 2021, to which Jennifer Y. Hyman (“Employee”) and Rent the Runway, Inc., a Delaware corporation (the “Company”), are parties, as such agreement is from time to time amended in accordance with its terms (the “Employment Agreement”).

1. Release of Claims by Employee.

(a) Pursuant to the Employment Agreement, Employee, with the intention of binding herself and her heirs, executors, administrators and assigns (collectively, and together with Employee, the “Employee Releasors”), hereby releases, remises, acquits and forever discharges the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), and their past and present directors, employees, agents, attorneys, accountants, representatives, plan fiduciaries, and the successors, predecessors and assigns of each of the foregoing (collectively, and together with the members of the Company Affiliated Group, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, that arise out of, or relate in any way to, Employee’s employment with the Company or the termination of such employment (collectively, “Released Claims”) and that Employee, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including any and all Released Claims (i) arising out of or in any way connected with Employee’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity (including as an employee, officer or director), or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iv) for any violation of applicable federal, state and local labor and employment laws (including all laws concerning unlawful and unfair labor and employment practices) and (v) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation but only to extent applicable, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Age Discrimination in Employment Act (“ADEA”) and any similar or analogous state statute, excepting only that no claim in respect of any of the following rights shall constitute a Released Claim:

(1) any right arising under, or preserved by, this Release;

(2) any right arising under Section 4 or Section 6 of the Employment Agreement which are meant to last following Employee’s termination of employment with the Company, or by which its terms arises following the date hereof under another section of the Employment Agreement;

Ex. A-1

(3) any claim related solely to Employee’s status as an equityholder of the Company or any affiliate thereof;

(4) any right to indemnification under (i) applicable law, (ii) the Employment Agreement, (iii) the limited liability agreement, partnership agreement, by-laws or certificate of incorporation of any Company Released Party, (iv) any other agreement between Employee and a Company Released Party or (v) as an insured under any director’s and officer’s liability insurance policy now or previously in force; or

(5) any claim for vested benefits under any health, disability, retirement, life insurance or similar employee benefit plan of the Company Affiliated Group.

(b) No Employee Releasor shall file or cause to be filed any action, suit, claim, charge or proceeding with any governmental agency, court or tribunal relating to any Released Claim within the scope of this Section 1.

(c) In the event any action, suit, claim, charge or proceeding within the scope of this Section 1 is brought by any government agency, putative class representative or other third Party to vindicate any alleged rights of Employee, (i) Employee shall, except to the extent required or compelled by law, legal process or subpoena, refrain from participating, testifying or producing documents therein, and (ii) all damages, inclusive of attorneys’ fees, if any, required to be paid to Employee by the Company as a consequence of such action, suit, claim, charge or proceeding shall be repaid to the Company by Employee within ten (10) calendar days of her receipt thereof.

(d) The amounts and other benefits set forth in Section 6 of the Employment Agreement, to which Employee would not be entitled in the absence of this Release, are being paid to Employee in return for Employee’s execution and nonrevocation of this Release and Employee’s agreements and covenants contained in the Employment Agreement. Employee acknowledges and agrees that the release of claims set forth in this Section 1 is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

(e) The release of claims set forth in this Section 1 applies to any relief in respect of any Released Claim of any kind, no matter how called, including wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney’s fees and expenses. Employee specifically acknowledges that her acceptance of the terms of the release of claims set forth in this Section 1 is, among other things, a specific waiver of her rights, claims and causes of action under Title VII, ADEA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law Employee is not permitted to waive. Nothing in this Release shall prohibit Employee from reporting possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation.

Ex. A-2

2. Voluntary Execution of Agreement.

BY HER SIGNATURE BELOW, EMPLOYEE ACKNOWLEDGES THAT:

(a) SHE HAS RECEIVED A COPY OF THIS RELEASE AND WAS OFFERED A PERIOD OF 21 DAYS TO REVIEW AND CONSIDER IT;

(b) IF SHE SIGNS THIS RELEASE PRIOR TO THE EXPIRATION OF 21 CALENDAR DAYS, SHE KNOWINGLY AND VOLUNTARILY WAIVES AND GIVES UP THIS RIGHT OF REVIEW;

(c) SHE HAS THE RIGHT TO REVOKE THIS RELEASE FOR A PERIOD OF SEVEN CALENDAR DAYS AFTER SHE SIGNS IT BY MAILING OR DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE COMPANY NO LATER THAN THE CLOSE OF BUSINESS ON THE SEVENTH CALENDAR DAY AFTER THE DAY ON WHICH SHE SIGNED THIS RELEASE;

(d) THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE FOREGOING SEVEN-DAY REVOCATION PERIOD HAS EXPIRED WITHOUT THE RELEASE HAVING BEEN REVOKED;

(e) THIS RELEASE WILL BE FINAL AND BINDING AFTER THE EXPIRATION OF THE FOREGOING REVOCATION PERIOD REFERRED TO IN SECTION 2(c) HEREOF, AND FOLLOWING SUCH REVOCATION PERIOD EMPLOYEE AGREES NOT TO CHALLENGE ITS ENFORCEABILITY;

(f) SHE IS AWARE OF HER RIGHT TO CONSULT AN ATTORNEY, HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY, AND HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS RELEASE;

(g) NO PROMISE OR INDUCEMENT FOR THIS RELEASE HAS BEEN MADE EXCEPT AS SET FORTH IN THE EMPLOYMENT AGREEMENT AND THIS RELEASE;

(h) SHE HAS CAREFULLY READ THIS RELEASE, ACKNOWLEDGES THAT SHE HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT OR THE EMPLOYMENT AGREEMENT, AND WARRANTS AND REPRESENTS THAT SHE IS SIGNING THIS RELEASE KNOWINGLY AND VOLUNTARILY.

Ex. A-3

3. Miscellaneous.

The provisions of the Employment Agreement relating to representations, successors, notices, amendments/waivers, headings, severability, choice of law, references, arbitration and counterparts/faxed signatures, shall apply to this Release as if set fully forth in full herein, with references in such Sections to “this Agreement” being deemed, as appropriate, to be references to this Release. For avoidance of doubt, this Section 3 has been included in this Release solely for the purpose of avoiding the need to repeat herein the full text of the referenced provisions of the Employment Agreement.

[Signature page follows]

Ex. A-4

IN WITNESS WHEREOF, the Employee has acknowledged, executed and delivered this Release as of the date indicated below.

EMPLOYEE:

Jennifer Y. Hyman

Date of Execution:

[Signature Page to J. Hyman Release]